UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 30, 2008 (June 27, 2008)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2008, Spectra Energy announced that Fred J. Fowler will retire from his position as President and Chief Executive Officer of Spectra Energy Corp effective January 1, 2009. Also on June 27, 2008, Spectra Energy’s Board of Directors appointed Gregory L. Ebel to succeed Mr. Fowler as President and Chief Executive Officer effective as of the date of Mr. Fowler’s departure and elected Mr. Ebel as a new director effective immediately.

Mr. Ebel, age 44, currently serves as Group Executive and Chief Financial Officer of Spectra Energy. He served as President of Union Gas Limited, a subsidiary of Spectra Energy, from January 2005 until assuming his current position. From November 2002 until January 2005, Mr. Ebel served as Vice President, Investor & Shareholder Relations of Duke Energy Corporation and prior to that was managing director of mergers and acquisitions. Mr. Ebel also serves on the Board of Directors of DCP Midstream, LLC, which is 50% owned by Spectra Energy.

As of the time of the filing of this report, Spectra Energy has not entered into any material plan, contract or arrangement to which Mr. Ebel is a party or in which he participates, or any material amendment, in connection with the appointment described above. In the event of such a material plan, contract or arrangement, or material amendment, Spectra Energy will file an amendment to this report within four business days thereof.

A copy of the news release relating to this disclosure is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 is being furnished pursuant to this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of Spectra Energy Corp, dated June 27, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ William S. Garner, Jr.
William S. Garner, Jr.
Group Executive, General Counsel and Secretary

Date: June 30, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release of Spectra Energy Corp, dated June 27, 2008